Exhibit 10.22
CAPRI HOLDINGS LIMITED
CHANGE IN CONTROL CONTINUITY AGREEMENT
THIS CHANGE IN CONTROL CONTINUITY AGREEMENT (this “Agreement”) is made and entered into, as of May 30, 2023, by and between Capri Holdings Limited, a British Virgin Islands business company limited by shares (the “Company”) and Jenna A. Hendricks (“Executive”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below); and
WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of Executive will be satisfied and that are competitive with those of other corporations.
NOW, THEREFORE, in order to accomplish the foregoing objectives and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows.
1.Certain Definitions.
(a)“Affiliate” shall mean an entity controlled by, controlling or under common control with another entity.
(b)“Change in Control” shall mean:
(i)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of ordinary shares of the Company (the “Outstanding Company Ordinary Shares”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(b);
(ii)A change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, any individual who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board;
(iii)The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of ordinary shares (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of ordinary shares (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(c)“Change in Control Period” shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Change in Control Period shall not be so extended.
(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)“CIC Effective Date” shall mean the first date during the Change in Control Period on which a Change in Control occurs.
2.Employment Period. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the CIC Effective Date and ending on the second anniversary of such date (the “Employment Period”). The Employment Period shall terminate upon Executive’s termination of employment for any reason.
3.Terms of Employment.
(a)Position and Duties. (i)  During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned to Executive at any time during the 120-day period immediately preceding the CIC Effective Date and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the CIC Effective Date or any office or location less than 50 miles from such location.
(i)During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the CIC Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the CIC Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.
(b)Compensation.
(i)Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”), that shall be paid at an annual rate, at least equal to 12 multiplied by the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to Executive by the Company and its Affiliates in respect of the 12-month period immediately preceding the month in which the CIC Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be periodically reviewed for increase consistent with, and on a basis no less favorable than that applicable to, other peer executives of the Company and its Affiliates, but in no event shall such review and adjustment occur more than 12 months after the last salary increase awarded to Executive prior to the CIC Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
(ii)Annual Bonus. In addition to Annual Base Salary, Executive shall be eligible, for each fiscal year ending during the Employment Period, for an annual bonus (the “Annual Bonus”) in cash with a target annual bonus opportunity at least equal to the target annual bonus opportunity for which Executive was eligible as of immediately prior to the CIC Effective Date (the amount equal to such target annual bonus opportunity referred to herein as the “Target Annual Bonus”), with the actual earned Annual Bonus, if any, to be determined on a basis no less favorable than that applicable to other peer executives of the Company and its Affiliates. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code.
(iii)Long Term Incentive Awards. During the Employment Period, Executive shall be entitled to participate in all long-term equity- and cash-based incentive plans and programs applicable generally to other peer executives of the Company and its Affiliates. For each fiscal year ending during the Employment Period, Executive shall be awarded annual long-term incentive awards (the “Annual LTI Award”) in respect of the ordinary shares of the Company (or the ultimate parent entity of the Company) or cash incentive awards, in each case on the same basis as other peer executives of the Company, at least equal to the target Annual LTI Award opportunity to which Executive was eligible as of immediately prior to the CIC Effective Date or, if more favorable to Executive, the target Annual LTI Award opportunity provided generally at any time after the CIC Effective Date to other peer executives of the Company and its Affiliates (the “Target LTI Award Opportunity”). The terms and conditions of the awards granted in respect of such Annual LTI Awards shall be no less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliates for the awards granted to Executive under such plans and programs as in effect at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, those provided generally at any time after the CIC Effective Date to other peer executives of the Company and its Affiliates.
(iv)Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliates for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, those provided generally at any time after the CIC Effective Date to other peer executives of the Company and its Affiliates.
(v)Welfare and Insurance Benefit Plans. During the Employment Period, Executive and/or Executive’s dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare and insurance benefit plans, practices, policies and programs provided by the Company and its Affiliates (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) (“Company Welfare Benefit Plans”) to the extent applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such Company Welfare Benefit Plans provide Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, those provided generally at any time after the CIC Effective Date.
(vi)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliates in effect for Executive at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.
(vii)Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits, including any clothing allowance and merchandise discount, as applicable to Executive and in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliates in effect for Executive at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.
(viii)Paid Time Off or Vacation. During the Employment Period, Executive shall be entitled to paid time off or paid vacation, in each case in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliates as in effect for Executive at any time during the 365-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.
4.Termination of Employment.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 11(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Date”), provided, that within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 180 consecutive business days (or for 180 business days in any consecutive 365 days) as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative.
(b)Cause. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)Executive’s gross negligence, willful misconduct or dishonesty in performing her duties to the Company;
(ii)Executive’s conviction of a felony (other than a felony involving a traffic violation);
(iii)Executive’s commission of a felony involving a fraud or other business crime against the Company or any of its subsidiaries; or
(iv)Executive’s material breach of any of the covenants set forth in Section 9 hereof; provided that, if any such breach is curable, Executive shall have an opportunity to correct such breach within 30 days after written notice by the Company to Executive thereof.
For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent entity of the Company and is not publicly traded, the board of directors (or, for a non-corporate entity, equivalent governing body) of the ultimate parent of the Company (the “Applicable Board”) or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company and its Affiliates or based upon the advice of counsel for the Company and its Affiliates shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Affiliates. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Applicable Board at a meeting of the Applicable Board called and held for such purpose after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Applicable Board, finding that, in the good faith opinion of the Applicable Board, Executive is guilty of conduct that constitutes Cause.
(c)Good Reason. Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive voluntarily without Good Reason. “Good Reason” means actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include:
(i)the assignment to Executive of duties or responsibilities that are inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or a material diminution in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) or a material diminution in the budget over which Executive retains authority;
(ii)a material diminution in the authorities, duties or responsibilities of the person to whom Executive is required to report, including a requirement that Executive report to an officer other than the Chief Executive Officer of the Company (or, if the Company is not the ultimate parent entity of the Company and is not publicly traded, the Chief Executive Officer of the ultimate parent of the Company);

(iii)the failure to provide, in all material respects, any element of the compensation and benefits required to be provided to Executive in accordance with any of the provisions of Section 3(b), including any decrease in Executive’s Annual Base Salary;
(iv)the Company’s requiring Executive to be based at any office or location other than as provided in Section 3(a)(i)(B) resulting in a material increase in Executive’s commute to and from Executive’s primary residence (for this purpose an increase in Executive’s commute by 50 miles or more shall be deemed material); or
(v)any other action or inaction that constitutes a material breach by the Company of this Agreement, including any failure by the Company to comply with and satisfy Section 10(c).
In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 90 days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following the initial existence of such condition or conditions in order for such termination as a result of such condition to constitute a termination for Good Reason.
(d)Incapacity or Death. Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) of Section 4(c) shall not affect Executive’s ability to terminate employment for Good Reason, and Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the entitlement of the estate of Executive to severance payments or benefits provided hereunder upon a termination of employment for Good Reason.
(e)Notice of Termination. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice) (subject to the Company’s right to cure in the case of a resignation for Good Reason). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
(f)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Date, as the case may be.
5.Obligations of the Company Upon Termination.
(a)By the Company Other Than for Cause, Death or Disability; By Executive for Good Reason. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause, Death or Disability or Executive shall terminate employment for Good Reason:
(i)subject to Section 11(k), the Company shall pay to Executive in a lump sum in cash as soon as reasonably practicable (and no later than 30 days) after the Date of Termination equal to the aggregate of the following amounts:
(A)the sum of (I) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (II) Executive’s business expenses that are reimbursable pursuant to Section 3(b)(v) but have not been reimbursed by the Company as of the Date of Termination; (III) Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (IV) any accrued vacation pay or other paid time off to the extent required by any policy in effect prior to the CIC Effective Date or, if more favorable to Executive, at any time thereafter, or otherwise payable under applicable law, and not theretofore paid (the sum of the amounts described in subclauses (I), (II), (III) and (IV), the “Accrued Obligations”); provided, that notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or the Annual Bonus described in clause (I) or (III), then for all purposes of this Section 5 (including Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (I) or (III), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);
(B)an amount equal to the product of (I) the Target Annual Bonus and (II) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and
(C)the amount equal to the product of (I) two (2) and (II) the sum of (x) Executive’s Annual Base Salary and (y) the Target Annual Bonus;
(i)the Company shall pay to Executive an amount equal to the product of (A) the monthly premiums for coverage under the Company’s or and its Affiliates’ health care plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for Executive and her spouse and dependents as of immediately prior to the Date of Termination, and (B) 24;
(ii)the Company shall, at its sole expense as incurred, provide Executive with outplacement services the scope and provider of which shall be selected by Executive in Executive’s sole discretion, but the cost thereof shall not exceed $25,000; provided, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and
(iii)except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates, including the vesting, settlement or exercisability of any equity or equity-based awards granted to Executive in accordance with the terms of the plan and award agreements applicable upon a termination of employment by the Company other than for Cause or for Good Reason (for the avoidance of doubt, as such terms are defined herein), including the vesting of awards pursuant to Section 11.2 of the Third Amended and Restated Capri Holdings Limited Omnibus Incentive Plan or the similar provisions of any predecessor or successor plans) and any rights under the Company’s Deferred Compensation Plan (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.
    The Company’s obligations to pay or provide the payments and benefits set forth in Sections 5(a)(i)(B), 5(a)(i)(C), 5(a)(ii) and 5(a)(iii) of this Agreement shall be subject to Executive’s execution, delivery to the Company and non-revocation of a release of claims substantially in the form attached hereto as Exhibit A.
(b)Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, the Company shall provide Executive’s estate or beneficiaries with the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash as soon as reasonably practicable (and no later than 30 days) after the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Affiliates to the estates and beneficiaries of other peer executives of the Company and such Affiliates under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive’s estate and/or Executive’s beneficiaries, as in effect on the date of Executive’s death with respect to other peer executives of the Company and its Affiliates and their beneficiaries.
(c)Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, the Company shall provide Executive with the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to Executive in a lump sum in cash as soon as reasonably practicable (and no later than 30 days) after the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and Executive shall be entitled after the Disability Date to receive, without limitation, disability and other benefits (either pursuant to a plan, program, practice or policy or an individual arrangement) at least equal to the most favorable of those generally provided by the Company and its Affiliates to disabled executives and/or their dependents in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their dependents at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive and/or Executive’s dependents, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliates and their dependents.
(d)Cause; Other Than for Good Reason. If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) through the Date of Termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. If Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) shall be paid to Executive in a lump sum in cash as soon as reasonably practicable (and no later than 30 days) after the Date of Termination.
6.Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which Executive may qualify, nor, subject to Section 11(h), shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its Affiliates. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, Executive’s resignation under this Agreement with or without Good Reason shall in no way affect Executive’s ability to terminate employment by reason of Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Company or its Affiliates, including any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of its Affiliates, including any retirement or pension plan or arrangement of the Company or any of its Affiliates or substitute plans adopted by the Company or its successors, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its Affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.
7.No Mitigation or Offset; Legal Fees.

(a)No Mitigation or Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.
(b)Legal Fees. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from Executive), at any time from the CIC Effective Date through Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the CIC Effective Date) to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and Executive or between either of them and any third party (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the date such legal fees and expenses were incurred.
8.Treatment of Certain Payments.
(a)Anything in the Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.
(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not

“deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(d)The following terms shall have the following meanings for purposes of this Section 8:
(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).
(iii)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise.
(v)“Safe Harbor Amount” shall mean 2.99 multiplied by Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(e)The provisions of this Section 8 shall survive the expiration of the Agreement.
9.Restrictive Covenants.
(a)Confidential Information. Executive shall not disclose to any unauthorized person or entity or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) Executive shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the written advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving person or entity shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company or its Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or its Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Nothing in this Agreement shall impair Executive’s right under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for the information provided to any government authority under such law or regulation.
(b)No Hiring. During the Employment Period and during the two-year period following termination of employment or service, Executive shall not knowingly perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company or any of its Affiliates, including (i) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of the Company or any of its Affiliates or any persons who have worked for the Company or of its Affiliates during the 12-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof; (ii) intentionally interfering with the relationship of the Company or any of its Affiliates with any person or entity who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company or any of its Affiliates; or (iii) assisting any person or entity in any way to do, or attempt to do, anything prohibited by the immediately preceding clauses (i) or (ii).
(c)Non-Disparagement. During the Employment Period and thereafter, Executive agrees not to disparage the Company or any of its Affiliates or any of their respective directors, officers, employees, agents, representatives or licensees and not to publish or make any statement that is reasonably foreseeable to become public with respect to any of such entities or persons. The Company likewise agrees not to disparage Executive or publish or make any statement that is reasonably foreseeable to become public with respect to Executive without Executive’s prior written consent, excluding statements required to be made about Executive in any Company filing under U.S. securities laws or stock exchange rules and regulations.
(d)Remedies; Modification; Interpretation. Executive acknowledges that the injury that would be suffered by the Company as a result of a breach in any material respect of the provisions of Section 9 of this Agreement would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement, but the Company otherwise shall be entitled to all other remedies that may be available to it at law or in equity. Executive acknowledges that the foregoing provisions of this Section 9 are reasonable and necessary for the protection of the Company and its Affiliates, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company and its Affiliates, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. If any provision of this Section 9 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable. For purposes of this Section 9, references to the “Company” and “Affiliates” shall refer to the Company and the Company’s Affiliates as of the date immediately prior to the CIC Effective Date.
10.Successors.
(a)This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of Executive, this Agreement shall not be assignable by the Company.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
11.Miscellaneous.
(a)Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for the State of New York with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
(b)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive: To the most recent address on file with the Company.
If to the Company:

Capri Holdings Limited
11 West 42nd Street
New York, NY 1036
Attention: SVP, General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(d)Survivorship. Upon the expiration or other termination of this Agreement or Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
(e)Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”
(f)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(g)Amendments; Waiver. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including the right of Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)At-Will Employment. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to Section 1(e) of this Agreement, prior to the CIC Effective Date, Executive’s employment may be terminated by either Executive or the Company at any time prior to the CIC Effective Date, in which case Executive shall have no further rights under this Agreement. From and after the CIC Effective Date, except as specifically provided herein, this Agreement shall supersede any other employment agreement between the parties. For the avoidance of doubt, prior to the CIC Effective Date, any other employment agreement between the parties shall continue to govern the relationship between the parties.
(i)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the terms and conditions of Executive’s employment with the Company and its Affiliates, including Executive’s severance entitlements, and, as of the CIC Effective Date, supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between Executive, on the one hand, and the Company or its Affiliates, on the other hand, including the Amended and Restated Employment Agreement between Executive and the Company dated as of the date hereof. For the avoidance of doubt, this Agreement does not limit the terms of any benefit plans (including equity award agreements) of the Company or its Affiliates that are applicable to Executive, except to the extent that the terms of this Agreement are more favorable to Executive. From and after the CIC Effective Date, the obligations of Executive under Section 9 shall be the exclusive restrictive covenants to which Executive is bound and any other restrictive covenants set forth in any agreement between Executive and the Company or its Affiliates, including any equity award agreement shall be void and of no force and effect.

(j)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(k)Section 409A.
(i)General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year. Notwithstanding any other provision of this Agreement to the contrary, solely for the purpose of determining the timing of payment or distribution of any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code (and not the right to vest in or be entitled to receive any such payment or benefit) that may only be made or changed (including a change in the form of payment) upon an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such payment shall only be made or timing or form changed if the Change in Control also constitutes an event described in Section 409A(a)(2)(A)(v) of the Code.
(ii)Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iii)Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall instead be paid, with Interest (based on the rate in effect for the month in which Executive’s separation from service occurs), on the first business day of the seventh month following Executive’s separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If

Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.
(l)Indemnification. The Company shall indemnify Executive and hold her harmless to the fullest extent permitted by law and under the charter and bylaws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company and its Affiliates. During the Employment Period and for as long thereafter as is practicable, Executive shall be covered under a directors’ and officers’ liability insurance policy with coverage limits in amounts no less than, and with terms and conditions no less favorable than, that or those maintained by the Company as of immediately prior to the CIC Effective Date. In addition, any individual indemnification agreement between Executive and the Company in effect immediately prior to the CIC Effective Date shall continue in full force and effect in accordance with its terms.
[Signature Page Follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Jenna A. Hendricks
Jenna A. Hendricks

COMPANY:

By: /s/ John D. Idol
John D. Idol
Chairman and Chief Executive Officer
Capri Holdings Limited
[Change in Control Continuity Agreement Signature Page]

EXHIBIT A
THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into between [___] (“Executive”) and Capri Holdings Limited (the “Company”) as of [DATE]. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the severance payments and benefits under Sections 5(a)(i)(B), 5(a)(i)(C), 5(a)(ii) and 5(a)(iii) of Executive’s Change in Control Continuity Agreement, dated as of [●], 2023 (the “CIC Continuity Agreement”). Capitalized terms used in this Release that are not otherwise defined shall have the meanings set forth in the CIC Continuity Agreement.
Accordingly, Executive and the Company agree as follows:
1.General Release.
(a)In consideration for the payments to be provided to Executive pursuant to Sections 5(a)(i)(B), 5(a)(i)(C), 5(a)(ii) and 5(a)(iii) of the CIC Continuity Agreement, Executive, for herself and for Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever releases and discharges the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees, insurers, attorneys and assigns, acting on behalf of the Company or in connection with Company business (collectively, the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, which Executive ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter related to Executive’s employment or the termination thereof up to and including the date on which Executive signs this Release.
(b)Without limiting the generality of the foregoing, this Release is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of Executive’s employment and/or Executive’s separation from that employment, including, but not limited to, any claim under: (i) the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, (ii) Title VII of the Civil Rights Act of 1964 or under the Civil Rights Act of 1991, (iii) the Americans with Disabilities Act; (iv) the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), (v) the Family and Medical Leave Act, (vi) 42 USC §§ 1981-86, (vii) the Equal Pay Act, (viii) the Sarbanes-Oxley Act of 2002, (ix) Section 922 of the Dodd-Frank Act, (x) the Federal False Claims Act, the New York State Human Rights Law; (xi) the New York City Administrative Code; (xii) the New York Labor Law; (xiii) the New York Minimum Wage Act; (xiv) the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law; and (xv) the New York City Earned Sick Time Act, as all of those statutes may have been amended. Without limiting the generality of the foregoing, this Release is also intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities, whether based on federal, state, or local law, statutory or decisional, arising out of Executive’s employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited to, any claims for wrongful or retaliatory discharge, breach of contract (express, implied or otherwise), breach of the covenant of good faith and fair dealing, detrimental reliance, interference with contractual relations or any prospective business advantage, defamation, slander or libel, invasion of privacy, intentional and negligent infliction of emotional distress, false imprisonment, compensatory or punitive damages, any claims for attorneys’ fees, costs, disbursements and/or the like, any claims for wages, bonuses, or other benefits, and any claims for negligence or intentional tort, arising up to and including the date on which Executive signs this Release.
(c)Nothing in this Release prevents Executive from providing truthful information to any governmental entity, nor does it interfere with Executive’s right to file a charge with or participate in any investigation or proceeding conducted by the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or a state or local fair employment practices agency. Nevertheless, Executive acknowledges and agrees that Executive hereby waives any right to seek or to share in any relief, monetary or otherwise, relating to any claim released herein whether such claim was initiated by Executive or not. In addition, nothing in this Release shall impair Executive’s right under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for the information provided to any government authority under such law or regulation.
(d)Notwithstanding the foregoing, this Release shall not release the Company from: (i) any obligations under the CIC Continuity Agreement or Executive’s right to enforce the terms of the CIC Continuity Agreement; (ii) any obligations regarding any rights of Executive as a current or former officer, director or employee of the Company or its affiliates to indemnification under the terms of the CIC Continuity Agreement, the Company’s bylaws or charter or any insurance policy or other agreement under which Executive is entitled to indemnification or directors’ and officers’ liability coverage; (iii) any claims or causes of action that cannot legally be waived, including, but not limited to, any claim for earned but unpaid wages, workers’ compensation benefits, unemployment benefits, and vested 401(k) benefits; (iv) any claims that may arise in the future from events or actions occurring after the date on which Executive signs this Release; and (v) any claims as the holder or beneficial owner of securities (or other rights relating to securities, including equity awards) of the Company or its affiliates. By signing this Release, Executive represents that Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Entities arising out of or relating to any of the matters set forth in this paragraph.
2.Acknowledgement. Executive acknowledges and agrees that the provisions in Section 9 of the CIC Continuity Agreement shall remain in full force and effect in accordance with the terms of the CIC Continuity Agreement.
3.Not an Admission. This Release is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against Executive. nor is it intended, and shall not be construed as, an admission by Executive that Executive has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

4.Entire Agreement. This Release constitutes the entire agreement between the parties with respect to the subject matter of this Release. No amendment to this Release shall be binding upon either party unless in writing and signed by or on behalf of such party.
5.Severability. Should any provision of this Release be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected, and each remaining part, term or provision shall be legal, valid and enforceable to the fullest extent permitted by law, and any illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Release.
6.Jurisdiction/Choice of Law/Waiver of Jury Trial. Executive agrees that the provisions of this Release shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict of law provisions of any state. Both parties hereby waive any right to a jury trial.
7.Knowing and Voluntary Agreement. Executive acknowledges that Executive:
(a)has carefully read this Release in its entirety;
(b)has had an opportunity to consider it for at least twenty-one (21) days to consider the actual terms of this Release;
(c)is hereby advised by the Company in writing to consult with an attorney of Executive’s choice in connection with this Release;
(d)fully understands the significance of all of the terms and conditions of this Release and has discussed them with Executive’s independent legal counsel, or has had a reasonable opportunity to do so;
(e)has had answered to Executive’s satisfaction by Executive’s independent legal counsel any questions Executive has asked with regard to the meaning and significance of any of the provisions of this Agreement; and
(f)is signing this Agreement voluntarily and of Executive’s own free will and agrees to abide by all the terms and conditions contained herein.
8.Effectiveness. Executive understands that Executive will have at least twenty-one (21) days from the date of receipt of this Release to consider the terms and conditions of this Release. Executive may accept this Release by signing it and returning it to:
Capri Holdings Limited
11 West 42nd Street
New York, NY 1036
Attention: SVP, General Counsel
on or before 21 days after delivery. After executing this Release, Executive shall have seven (7) days (the “Revocation Period”) to revoke this Release by indicating Executive’s desire to do so in writing delivered to the Company’s SVP, General Counsel at the address set forth above by no later than 5:00 p.m. on the seventh (7th) day after the date Executive signs this Release. The effective date of this Release shall be the eighth (8th) day after Executive signs the Release. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Executive does not accept this Release as set forth above, or in the event Executive revokes this Release during the Revocation Period, this Release shall be deemed automatically null and void.
PLEASE READ THIS RELEASE CAREFULLY. IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OUT OF EXECUTIVE’S EMPLOYMENT.
Executive has read this Release and is fully aware of the legal effects of this Release. Executive has chosen to execute this Release freely, without reliance upon any promises or representations made by the Company other than those contained in this Release and understands that Executive will receive the payments and benefits provided under the CIC Continuity Agreement as set forth on Schedule I, less any applicable tax withholdings, in accordance with the terms of the CIC Continuity Agreement following the date on which this Release becomes irrevocable as described above.

Dated: ________________________
EXECUTIVE
______________________________

SCHEDULE I
SEVERANCE BENEFITS

Payment or Benefit	Amount	Payment Timing
Accrued Obligations (not subject to Release)	$[●] (Annual Base Salary) $[●] (Unpaid Annual Bonus) $[●] (Accrued Vacation) $[●] (Unreimbursed Expenses)
Pro Rata Bonus	$[●]
Severance Payment	$[●]
Welfare Benefits Payment	$[●]
Outplacement	Up to $25,000
Other Benefits (not subject to Release)	[To be specified as applicable]